Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact:	John L. Calmes, Jr. Executive VP, Chief Financial & Strategy Officer, and Treasurer (864) 298-9800

GREENVILLE, S.C. (October 23, 2025) - World Acceptance Corporation (NASDAQ: WRLD) today reported financial results for its second quarter of fiscal 2026.

WORLD ACCEPTANCE CORPORATION REPORTS FISCAL 2026 SECOND QUARTER RESULTS

Second fiscal quarter highlights

During its second fiscal quarter, World Acceptance Corporation (the "Company") grew outstanding loans by $51.2 million from June 30, 2025, compared to $21.1 million in the second quarter of the prior year, which resulted in 1.5% year over year growth in outstanding loans. This represents the first year over year growth since September 2022. While the Company experienced a net loss per diluted share of $0.38 for the quarter due to expenses related to the early redemption of bonds and the return to portfolio growth, we believe that these and other investments have positioned us well for improving results in fiscal 2027 and beyond.

Highlights from the second quarter include:

•	Interest, fee and insurance income increased by $4.6 million, or 3.6%, including a 136 basis point yield increase compared to the same quarter in the prior year;
•	Increased customer base by 6.2%;
•	Amended our revolving credit facility to increase commitments, extend term and increase share repurchase capacity;
•	Redeemed remaining outstanding bonds early, resulting in early redemption expenses of $3.7 million;
•	Established a $175 million warehouse facility; and
•	Repurchased $66.6 million shares, or 7.4% of the outstanding shares, during the quarter.

Portfolio results

Gross loans outstanding were $1.32 billion as of September 30, 2025, a 1.5% increase from the $1.30 billion of gross loans outstanding as of September 30, 2024. This is a substantial improvement from the 4.0% year over year decrease as of March 31, 2025. During the most recent quarter, gross loans outstanding increased sequentially 4.0%, or $51.2 million, from $1.26 billion as of June 30, 2025, compared to an increase of 1.7%, or $21.1 million, in the comparable quarter of the prior year.

During the most recent quarter, our new, former and current customer borrowing increased when comparing the same quarter of fiscal year 2025. Specifically, during the quarter, new, former and refinance customer loan volume increased 40.4%, 4.1% and 1.0%, respectively, compared to the same quarter of fiscal year 2025. Our customer base increased by 6.2% during the twelve-month period ended September 30, 2025, compared to a decrease of 0.1% for the comparable period ended September 30, 2024. During the quarter ended September 30, 2025, the number of unique borrowers in the portfolio increased by 5.8%, compared to an increase of 3.6% during the quarter ended September 30, 2024. As we continue to shrink the average gross loan balance in the portfolio through increasing new and former customer small loan volume and maintain the tighter underwriting of large loans, we expect the portfolio gross and net yield to continue to improve.

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WRLD Reports Fiscal 2026 Second Quarter Results

The following table includes the volume of gross loan origination balances, excluding tax advance loans, by customer type for the following comparative quarterly periods:

	Q2 FY 2026	Q2 FY 2025	Q2 FY 2024
New Customers	$62,445,847	$44,479,349	$36,822,744
Former Customers	$104,794,933	$100,630,514	$90,227,607
Refinance Customers	$562,635,073	$557,020,707	$541,181,690

As of September 30, 2025, the Company had 1,013 open branches. For branches open at least twelve months, same store gross loans increased 3.3% in the twelve-month period ended September 30, 2025, compared to a decrease of 5.6% for the twelve-month period ended September 30, 2024. For branches open throughout both periods, the customer base over the twelve-month period ended September 30, 2025, increased 7.9%, compared to an increase of 0.3% for the twelve-month period ended September 30, 2024.

Three-month financial results

The current quarter's $1.9 million net loss was a $24.1 million decrease from net income of $22.1 million for the same quarter of the prior year. Net loss per diluted share was $0.38 per share in the second quarter of fiscal 2026, compared to net income per diluted share of $3.99 per share for the same quarter of the prior year. The significant decrease is the result of an $18.5 million reversal of share based compensation expense in the prior year associated with the forfeiture of the shares granted in the second tranche of our performance-based share plan that resulted in negative share based compensation expense of $17.9 million for the prior year quarter. The current quarter included $6.1 million in share based compensation expense, a $24.0 million increase compared to the same quarter of the prior year, mainly due to the prior year reversal noted above. The current quarter also included a $3.7 million expense for the early redemption of our long-term notes, which includes a $3.0 million early call penalty and a $0.7 million write-off of the remaining unamortized debt issuance costs. Net loss was also negatively impacted by an increase in provision for credit losses, largely related to our new loan growth; however, we expect solid returns on our fiscal 2025 originations given early payment performance and yield.

Total revenues for the second quarter of fiscal 2026 increased to $134.5 million, a 2.3% increase from $131.4 million for the same quarter of the prior year. Interest and fee income increased 4.4%, from $113.9 million in the second quarter of fiscal 2025, to $119.0 million in the second quarter of fiscal 2026. Insurance income decreased by 3.6% to $11.9 million in the second quarter of fiscal 2026, compared to $12.3 million in the second quarter of fiscal 2025. The large loan portfolio decreased from 52.1% of the overall portfolio as of September 30, 2024, to 44.6% as of September 30, 2025. Interest and insurance yields for the quarter ended September 30, 2025 increased 136 basis points, compared to the quarter ended September 30, 2024. Other income decreased $1.5 million, or 30.0%, to $3.6 million in the second quarter of fiscal 2026, compared to $5.2 million in the second quarter of fiscal 2025. Other income decreased due to a $1.2 million decrease in tax preparation income due to a timing difference in income recognized year over year.

The Company accrues for expected losses with a current expected credit loss ("CECL") methodology, which requires us to create a provision for credit losses on the day we originate the loan. The provision for credit losses increased $3.1 million to $49.8 million, from $46.7 million when comparing the second quarter of fiscal 2026 to the second quarter of fiscal 2025. The table below itemizes the key components of the CECL allowance and provision impact during the quarter.

CECL Allowance and Provision (Dollars in millions)	Q2 FY 2026	Q2 FY 2025	Difference	Reconciliation
Beginning Allowance - June 30	$109.1	$109.7	$(0.6)
Change due to Growth	$4.3	$1.8	$2.5	$2.5
Change due to Expected Loss Rate on Performing Loans	$2.9	$0.8	$2.1	$2.1
Change due to 90 day past due	$1.5	$2.2	$(0.7)	$(0.7)
Ending Allowance - September 30	$117.8	$114.5	$3.3	$3.9
Net Charge-offs	$41.1	$41.9	$(0.8)	$(0.8)
Provision	$49.8	$46.7	$3.1	$3.1

Note: The change in allowance for the quarter plus net charge-offs for the quarter equals the provision for the quarter (see above reconciliation).

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WRLD Reports Fiscal 2026 Second Quarter Results

The provision was negatively impacted by growth in new customers during the quarter. The improved quarter over quarter growth resulted in a $2.5 million increase in the provision. The growth was largely from new customers which resulted in an increase of 0-5 month customers as a percent of the portfolio from 7.2% as of June 30, 2025, to 8.6% as of September 30, 2025. This growth in 0-5 month customers and the higher risk associated with them also led to an increase in the overall expected loss rates of the portfolio.

Net charge-offs for the quarter decreased $0.8 million, from $41.9 million in the second quarter of fiscal 2025, to $41.1 million in the second quarter of fiscal 2026. Net charge-offs as a percentage of average net loans receivable on an annualized basis decreased to 17.1% in the second quarter of fiscal 2026 from 17.6% in the second quarter of fiscal 2025.

Accounts 61 days or more past due increased to 5.8% on a recency basis at September 30, 2025, compared to 5.6% at September 30, 2024. Our allowance for credit losses as a percent of net loans receivable was 12.1% at September 30, 2025, compared to 12.0% at September 30, 2024. Recency delinquency on accounts at least 90 days past due increased from 3.4% at September 30, 2024, to 3.5% at September 30, 2025. Recency delinquency on accounts 0 to 60 days past due decreased from 22.5% at September 30, 2024, to 22.3% at September 30, 2025.

The table below has been updated to reflect the customer tenure-based methodology, which aligns with our CECL methodology and illustrates changes in portfolio weighting.

Gross Loan Balance By Customer Tenure at Origination
As of	Less Than 2 Years	More Than 2 Years	Total
09/30/2020	$365,242,591	$744,182,305	$1,109,424,896
09/30/2021	$455,201,848	$939,669,804	$1,394,871,652
09/30/2022	$481,374,232	$1,117,025,275	$1,598,399,507
09/30/2023	$324,731,250	$1,054,823,272	$1,379,554,522
09/30/2024	$259,160,389	$1,036,732,429	$1,295,892,818
09/30/2025	$325,775,472	$989,710,451	$1,315,485,923

Year-Over-Year Growth (Decline) in Gross Loan Balance by Customer Tenure at Origination
12 Month Period Ended	Less Than 2 Years	More Than 2 Years	Total
09/30/2020	$(92,477,552)	$(72,306,049)	$(164,783,601)
09/30/2021	$89,959,257	$195,487,499	$285,446,756
09/30/2022	$26,172,384	$177,355,471	$203,527,855
09/30/2023	$(156,642,982)	$(62,202,003)	$(218,844,985)
09/30/2024	$(65,570,861)	$(18,090,843)	$(83,661,704)
09/30/2025	$66,615,083	$(47,021,978)	$19,593,105

Portfolio Mix by Customer Tenure at Origination
As of	Less Than 2 Years	More Than 2 Years
09/30/2020	32.9%	67.1%
09/30/2021	32.6%	67.4%
09/30/2022	30.1%	69.9%
09/30/2023	23.5%	76.5%
09/30/2024	20.0%	80.0%
09/30/2025	24.8%	75.2%

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WRLD Reports Fiscal 2026 Second Quarter Results

General and administrative (“G&A”) expenses increased $25.6 million, or 55.3%, to $72.0 million in the second quarter of fiscal 2026, compared to $46.4 million in the same quarter of the prior fiscal year. As a percentage of revenues, G&A expenses increased from 35.3% during the second quarter of fiscal 2025, to 53.5% during the second quarter of fiscal 2026. G&A expenses per average open branch increased by 60.2%, when comparing the second quarter of fiscal 2026 to the second quarter of fiscal 2025.

Personnel expense increased $26.2 million, or 120.6%, during the second quarter of fiscal 2026 as compared to the second quarter of fiscal 2025. Salary expense increased approximately $1.6 million, or 5.2%, during the quarter ended September 30, 2025, compared to the quarter ended September 30, 2024. Our headcount as of September 30, 2025 increased 5.1% compared to September 30, 2024. Benefit expense decreased approximately $0.7 million, or 8.3%, when comparing the quarterly periods ended September 30, 2025 and 2024. Incentive expense increased $25.4 million in the second quarter of fiscal 2026 compared to the second quarter of fiscal 2025. The increase in incentive expense is primarily due to a $24.0 million increase in share based compensation expense. Share based compensation expense increased due to share grants in December of 2024 and June of 2025. The prior year quarter also included an $18.5 million reversal of share based compensation expense associated with the forfeiture of the shares granted in the second tranche of our performance-based share plan.

Occupancy and equipment expense decreased $0.5 million, or 4.2%, when comparing the quarterly periods ended September 30, 2025 and 2024.

Advertising expense decreased $0.7 million, or 23.1%, in the second quarter of fiscal 2026, compared to the second quarter of fiscal 2025 due to increased efficiency in our customer acquisition programs.

Interest expense for the quarter ended September 30, 2025 increased by $3.9 million, or 37.2%, from the corresponding quarter of the previous year. The Company repurchased and canceled the remaining $169.8 million of its previously issued bonds for a purchase price of $172.8 million during the second quarter of fiscal 2026. Interest expense primarily increased due to a $3.0 million early call penalty on our long-term notes, and a $0.7 million write-off of the remaining unamortized debt issuance costs. It was also impacted by a 3.7% increase in average debt outstanding for the quarter, partially offset by a 4.8% decrease in the effective interest rate from 8.7% to 8.2%. The average debt outstanding increased from $496.0 million to $514.4 million, when comparing the quarters ended September 30, 2024 and 2025. The Company’s debt to equity ratio increased to 1.6:1 at September 30, 2025, compared to 1.2:1 at September 30, 2024. As of September 30, 2025, the Company had $584.6 million of debt outstanding.

Income tax expense was $0.3 million, despite a net pre-tax loss, due to a $1.3 million discrete item recorded during the current quarter. The discrete item was related to a settlement between the US and Mexico related to our previously disposed Mexico business.

Other key return ratios for the second quarter of fiscal 2026 included a 5.6% return on average assets and a return on average equity of 14.0% (both on a trailing twelve-month basis).

The Company repurchased 385,867 shares, or 7.4% of its outstanding common stock, at an aggregate purchase price of approximately $66.6 million during the second quarter of fiscal 2026. This is in addition to repurchases of 87,609 shares during the first quarter at an aggregate purchase price of approximately $13.0 million. The Company has repurchased 9.1% of its outstanding shares year to date. As of September 30, 2025, the Company had approximately $77.0 million in aggregate remaining repurchase capacity under the terms of its senior notes payable. The Company repurchased 400,617 shares during fiscal 2025 at an aggregate purchase price of approximately $54.2 million. The Company had approximately 4.8 million common shares outstanding, excluding 246,186 unvested restricted shares, as of September 30, 2025.

Six-month financial results

Net loss for the six-months ended September 30, 2025, decreased $32.7 million to $0.6 million compared to net income of $32.1 million for the same period of the prior year. This resulted in a net loss of $0.12 per diluted share for the six months ended September 30, 2025, compared to net income of $5.77 per diluted share in the prior-year period. Total revenues for the first six-months of fiscal 2026 increased 2.3% to $266.9 million, compared to $260.9 million during the corresponding period of the previous year due to an increase in loans outstanding. Annualized net charge-offs as a percent of average net loans increased from 17.0% during the first six-months of fiscal 2025 to 18.3% for the first six-months of fiscal 2026.

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WRLD Reports Fiscal 2026 Second Quarter Results

About World Acceptance Corporation (World Finance)

Founded in 1962, World Acceptance Corporation (NASDAQ: WRLD), is a people-focused finance company that provides personal installment loan solutions and personal tax preparation and filing services to over one million customers each year. Headquartered in Greenville, South Carolina, the Company operates more than 1,000 community-based World Finance branches across 16 states. The Company primarily serves a segment of the population that does not have ready access to credit; however, unlike many other lenders in this segment, we strive to work with our customers to understand their broader financial pictures, ensure they have the ability and stability to make payments, and help them achieve their financial goals. For more information, visit www.loansbyworld.com.

Second quarter conference call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. Eastern Time today. A simulcast of the conference call will be available on the Internet at https://event.choruscall.com/mediaframe/webcast.html?webcastid=0SmypfHo. The call will be available for replay on the Internet for approximately 30 days.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends that have occurred after quarter-end. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Cautionary Note Regarding Forward-looking Information

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, that represent the Company’s current expectations or beliefs concerning future events. Statements other than those of historical fact, as well as those identified by words such as “anticipate,” “estimate,” intend,” “plan,” “expect,” “project,” “believe,” “may,” “will,” “should,” “would,” “could,” “probable” and any variation of the foregoing and similar expressions are forward-looking statements. Such forward-looking statements are inherently subject to risks and uncertainties. The Company’s actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following: recently enacted, proposed or future legislation and the manner in which it is implemented, including pursuant to policies of the new U.S. administration; changes in the U.S. tax code; the nature and scope of regulatory authority, particularly discretionary authority, that is or may be exercised by regulators, including, but not limited to, U.S. Consumer Financial Protection Bureau, and individual state regulators having jurisdiction over the Company; the unpredictable nature of regulatory examinations, proceedings and litigation; employee misconduct or misconduct by third parties; uncertainties associated with management turnover and the effective succession of senior management; media and public characterization of consumer installment loans; labor unrest; the impact of changes in accounting rules and regulations, or their interpretation or application, which could materially and adversely affect the Company’s reported consolidated financial statements or necessitate material delays or changes in the issuance of the Company’s audited consolidated financial statements; the Company's assessment of its internal control over financial reporting; changes in interest rates; the impact of inflation; risks relating to the acquisition or sale of assets or businesses or other strategic initiatives, including increased loan delinquencies or net charge-offs, the loss of key personnel, integration or migration issues, the failure to achieve anticipated synergies, increased costs of servicing, incomplete records, and retention of customers; risks inherent in making loans, including repayment risks and value of collateral; cybersecurity threats or incidents, including the potential or actual misappropriation of assets or sensitive information, corruption of data or operational disruption and the cost of the associated response thereto; our dependence on debt and the potential impact of limitations in the Company’s amended revolving credit facility or other impacts on the Company's ability to borrow money on favorable terms, or at all; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquency and charge-offs); the impact of extreme weather events and natural disasters; changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company).

These and other factors are discussed in greater detail in Part I, Item 1A,“Risk Factors” in the Company’s most recent annual report on Form 10-K for the fiscal year ended March 31, 2025, as filed with the SEC and the Company’s other reports filed with, or furnished to, the SEC from time to time. World Acceptance Corporation does not undertake any obligation to update any forward-looking statements it makes. The Company is also not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

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WRLD Reports Fiscal 2026 Second Quarter Results

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited and in thousands, except per share amounts)

	Three months ended September 30,		Six months ended September 30,
	2025	2024	2025	2024
Revenues:
Interest and fee income	$118,958	$113,905	$234,261	$225,066
Insurance and other income, net	15,508	17,504	32,657	35,870
Total revenues	134,466	131,409	266,918	260,936

Expenses:
Provision for credit losses	49,841	46,669	100,357	92,088
General and administrative expenses:
Personnel	47,989	21,754	93,751	58,730
Occupancy and equipment	11,820	12,337	23,605	24,500
Advertising	2,171	2,821	4,470	4,478
Amortization of intangible assets	809	959	1,640	1,965
Other	9,180	8,484	18,863	18,093
Total general and administrative expenses	71,969	46,355	142,329	107,766

Interest expense	14,343	10,457	23,972	20,226
Total expenses	136,153	103,481	266,658	220,080

Income (loss) before income taxes	(1,687)	27,928	260	40,856

Income tax expense	260	5,800	862	8,780

Net income (loss)	$(1,947)	$22,128	$(602)	$32,076

Net income (loss) per common share, diluted	$(0.38)	$3.99	$(0.12)	$5.77

Weighted average diluted shares outstanding	5,093	5,549	5,158	5,558

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WRLD Reports Fiscal 2026 Second Quarter Results

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited and in thousands)

	September 30, 2025	March 31, 2025	September 30, 2024
ASSETS
Cash and cash equivalents	$14,882	$9,730	$9,746
Gross loans receivable	1,315,492	1,225,636	1,295,870
Less:
Unearned interest, insurance and fees	(339,119)	(309,320)	(338,708)
Allowance for credit losses	(117,797)	(103,347)	(114,455)
Loans receivable, net	858,576	812,969	842,707
Income taxes receivable	11,574	—	4,769
Operating lease right-of-use assets, net	73,051	76,235	80,604
Property and equipment, net	18,465	19,766	21,445
Deferred income taxes, net	32,495	33,291	32,231
Other assets, net	40,191	40,871	41,183
Goodwill	7,371	7,371	7,371
Intangible assets, net	5,755	7,394	9,107
Total assets	$1,062,360	$1,007,627	$1,049,163

LIABILITIES & SHAREHOLDERS' EQUITY
Liabilities:
Senior notes payable	$584,586	$262,451	$265,630
Senior unsecured notes payable, net	—	184,418	239,311
Income taxes payable	—	223	—
Operating lease liability	75,497	78,690	82,860
Accounts payable and accrued expenses	36,632	42,365	43,898
Total liabilities	696,715	568,147	631,699

Shareholders' equity	365,645	439,480	417,464
Total liabilities and shareholders' equity	$1,062,360	$1,007,627	$1,049,163

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WRLD Reports Fiscal 2026 Second Quarter Results

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED STATISTICS

(unaudited and in thousands, except percentages and branches)

	Three months ended September 30,		Six months ended September 30,
	2025	2024	2025	2024

Gross loans receivable	$1,315,492	$1,295,870	$1,315,492	$1,295,870
Average gross loans receivable (1)	1,294,106	1,284,326	1,267,156	1,277,911
Net loans receivable (2)	976,373	957,162	976,373	957,162
Average net loans receivable (3)	959,473	949,302	941,397	946,188

Expenses as a percentage of total revenue:
Provision for credit losses	37.1%	35.5%	37.6%	35.3%
General and administrative	53.5%	35.3%	53.3%	41.3%
Interest expense	10.7%	8.0%	9.0%	7.8%
Operating income as a % of total revenue (4)	9.4%	29.2%	9.1%	23.4%

Loan volume (5)	729,803	702,238	1,481,305	1,384,435

Net charge-offs as percent of average net loans receivable on an annualized basis	17.1%	17.6%	18.3%	17.0%

Return on average assets (trailing 12 months)	5.6%	7.8%	5.6%	7.8%

Return on average equity (trailing 12 months)	14.0%	20.1%	14.0%	20.1%

Branches opened or acquired (merged or closed), net	(1)	(2)	(11)	(3)

Branches open (at period end)	1,013	1,045	1,013	1,045

(1) Average gross loans receivable is determined by averaging month-end gross loans receivable over the indicated period, excluding tax advances.

(2) Net loans receivable is defined as gross loans receivable less unearned interest and deferred fees.

(3) Average net loans receivable is determined by averaging month-end gross loans receivable less unearned interest and deferred fees over the indicated period, excluding tax advances.

(4) Operating income is computed as total revenues less provision for credit losses and general and administrative expenses.

(5) Loan volume includes all loan balances originated by the Company. It does not include loans purchased through acquisitions.

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